Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Institutional Liquidity Portfolio, Inc. – Institutional Money Market Series: We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP New York, New York

June 1, 2009